Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

SUNOCO LP

SUNOCO FINANCE CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	4.500% Senior Notes due 2030	Rule 457(f)	$800,000,000	100% (1)	$800,000,000 (1)	0.0000927	$74,160 (2)

		Total Offering Amount				$800,000,000

		Total Fees Previously Paid						—

		Net Fee Due						$74,160
(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	No separate consideration will be received for the guarantees, and no separate fee is payable pursuant to Rule 457(n) of the rules and regulations under the Securities Act.